UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Penske Automotive Group, Inc.
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2026 Proxy Statement
Annual Meeting of Stockholders
to be held on May 13, 2026 Penske Automotive Group, Inc.

Dear Fellow Stockholder:
We are a diversified international transportation services company and one of the world’s premier automotive and commercial truck retailers. Our business benefits from a diversified revenue and gross profit mix from our automotive retail and commercial truck dealerships across many geographies, our commercial vehicle distribution and power systems operations, and returns relating to our joint venture investments most notably, Penske Transportation Solutions. While the recently completed year presented several challenges, Penske Automotive Group navigated through, delivering another strong year of financial results.
During 2025, Penske Automotive Group:
•	Delivered over 485,000 new and used vehicles and nearly 19,000 new and used commercial trucks
•	Generated $31.8 billion in revenue
•	Generated $1.3 billion in earnings before taxes, $938 million in net income and earnings per share of $14.13
•	Continued to grow our business by completing acquisitions or open points representing $1.6 billion in expected annualized revenue, including expanding automotive operations in the U.S. and Italy
•	Increased the cash dividend paid to shareholders each quarter
•	Repurchased 1.2 million shares of our outstanding common stock, representing 1.8% of our outstanding shares, for $182 million
•	Published our updated Sustainability and Performance Report highlighting our strategies, activities, metrics and performance
The Company’s strong balance sheet, cash flow generation, and best in class leverage continue to support our flexible capital allocation approach. While the retail automotive and commercial truck industries continue to evolve, new products, improving technology and our commitment to exceed expectations are expected to propel our business forward. We will focus on implementing changing technologies, adapting our processes and driving operational excellence.
We will once again hold our annual meeting exclusively by remote means this year. We encourage you to participate in the meeting, following the instructions within this proxy statement. We ask that you cast your vote as soon as possible to assure your shares are represented at the meeting.
Our success continues to be driven by our approximately 27,400 team members and their unwavering dedication and commitment to exceeding the expectations of our customers through best-in-class customer service and the highest level of integrity.
We thank you and appreciate your continued support.

Sincerely,

/s/ Roger S. Penske

Roger S. Penske Chair of the Board and Chief Executive Officer

Bloomfield Hills, Michigan
March 20, 2026

Penske Automotive Group, Inc.
Notice of 2026 Annual Meeting of Stockholders

Date:	May 13, 2026

Time:	8:00 a.m. Eastern Daylight Time

Virtual Meeting:
Virtual Annual Meeting – www.virtualshareholdermeeting.com/PAG2026
This year’s Annual Meeting will be virtual and held online via a live webcast. We are not holding an in-person meeting. To attend the Annual Meeting, ask questions and examine our list of stockholders, you will need to visit www.virtualshareholdermeeting.com/PAG2026, and you will be required to enter the control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Log-in for the virtual Annual Meeting begins at 7:45 a.m. Please refer to the “Attending the Meeting” section of the proxy statement for more details.

Record date:	March 20, 2026. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Items of business:
•
To elect twelve directors to serve until the next Annual Meeting
•
To ratify the selection of Deloitte & Touche LLP as our independent auditor for 2026
•
To approve, on a non-binding advisory basis, the compensation paid to our named executive officers

INTERNET AVAILABILITY OF PROXY MATERIALS
Your vote is very important. Whether or not you plan to attend the Annual Meeting virtually, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials, the proxy card or voting instruction form you received in the mail. You may revoke your proxy at any time before it is voted. Please refer to the “Questions about the Meeting” section of the proxy statement for additional information. On March 20, 2026, we expect to release the proxy materials to our stockholders and to send stockholders (other than those stockholders who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our fiscal year 2025 Annual Report, and how to vote through the Internet or by telephone.
Our proxy statement, proxy card and fiscal year 2025 Annual Report are available at:
https://investors.penskeautomotive.com/financials/annual-reports/default.aspx
By order of the Board of Directors:

/s/ Shane Spradlin
Shane Spradlin
Executive Vice President, General Counsel and Secretary

2555 Telegraph Road
Bloomfield Hills, Michigan 48302
March 20, 2026

Proxy statement table of contents

iv

Proposal 1 – Election of Directors
The first proposal to be voted on at the Annual Meeting will be the election of our twelve director nominees. Our Nominating and Corporate Governance Committee and Board of Directors recommend approval of each of the nominees outlined below. If elected, each will serve until the next Annual Meeting of stockholders and until their successor has been elected and qualified or until their earlier resignation or removal. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.
Director Nominees. Our Nominating and Corporate Governance Committee has established minimum qualifications for director nominees, including integrity, judgment, and personal accomplishment within their field. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting our Company, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements. The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board’s backgrounds, perspectives, career experiences, company affiliations, and expertise with respect to the various facets of our business operations. The Board did not employ any particular benchmark with respect to these qualities but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee’s overall service to our Company during the previous term, each nominee’s personal integrity and adherence to the standards noted above, as well as the individual experience of each director noted within their biographies below. On October 31, 2021, GTT Communications, Inc. filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. Mr. Thompson was an executive officer of GTT Communications, Inc. until January 2022. The Board believes that the qualities and skills listed for each of the nominees, qualifies each such nominee for service as a director of our Company.
The following table provides summary information about each director nominee. Each director is elected annually by plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Name	Age	Director since	Occupation	Independence
Lisa Davis	62	2017	Former Chief Executive Officer, Gas and Power and Managing Board Member, Siemens AG	•
Wolfgang Dürheimer	67	2018	Retired Chairman and CEO, Bentley Motors Ltd.	•
Michael Eisenson	70	1993	Founding Partner, Charlesbank Capital Partners LLC
David Hoogendoorn	59	2025	CPA–Former Senior Partner, Ernst and Young	•
Yosuke Kawakami	55	2025	Executive Vice President, Strategic Relationship Management, Penske Automotive Group (PAG)
Robert Kurnick, Jr.	64	2006	President, PAG
Greg Penske	63	2020	Vice Chair of the Board, PAG; Chair & CEO, Penske Motor Group, a division of PAG
Roger Penske	89	1999	Chair and Chief Executive Officer, PAG
Sandra Pierce	67	2012	Corporate Board Executive, CEO Advisor and Community Strategist	•
Ray Scott	61	2025	President and Chief Executive Officer, Lear Corporation	•
Greg Smith	74	2017	Principal, Greg C. Smith LLC and Former Vice Chairman, Ford Motor Company	•
H. Brian Thompson	86	2002	Chairman and Chief Executive Officer Universal Telecommunications, Inc.	•

1

Our Board of Directors Recommends a Vote “FOR” Each of the Following Nominees:
Lisa Davis – Former Chief Executive Officer Gas and Power and Managing Board Member, Siemens AG

Age: 62 Joined Board: 2017 Committees: Audit, Corporate Governance
From August 2014 through February 2020, Ms. Davis served as a member of the Managing Board for Siemens AG responsible as Chief Executive Officer for the company’s Gas and Power global operations present in 80 countries around the world. Also, from January 2017 through February 2020 she served as Chair and CEO of Siemens Corporation, USA, the largest market globally for Siemens AG. From 1986 to 2014, Ms. Davis served in various capacities with Exxon Corporation, Texaco USA and Royal Dutch Shell, most recently, Executive Vice President – Strategy, Portfolio and Alternative Energy and Vice President – Lubricants and Commercial Fuels Americas, and previously numerous leadership positions in Supply and Refining. Ms. Davis is also a director for Phillips 66 and was previously a director of Kosmos Energy Ltd., Air Products and Chemicals, Inc., and C3.ai, Inc. in the past five years. Since February 2023, Ms. Davis has served as a member of the Advisory Board of our affiliate Penske Transportation Solutions, a private company.

Individual experience: Extensive global energy industry experience from serving in various capacities along the entire value chain from upstream to manufacturing to sales and marketing; senior executive leadership experience with international industry-leading companies; diverse experience with public company board service in the U.S. and Europe.

Wolfgang Dürheimer – Retired Chairman and CEO, Bentley Motors Ltd.

Age: 67 Joined Board: 2018 Committees: Compensation
Mr. Dürheimer served as the Chairman and Chief Executive Officer of Bentley Motors Ltd., a subsidiary of Volkswagen AG, from April 2014 to January 2018, as well as the President of its sister companies, Bugatti Automobiles S.A.S. and Bugatti International S.A. Previously, Mr. Dürheimer held various positions with Volkswagen AG and its subsidiaries, most recently as the Chief Representative of Volkswagen Group Motorsport responsible for the Group Motorsport Strategy from February 2011 to January 2018 and he was a member of the Board of Management of Audi AG from September 2012 to March 2014. From 1999 until 2011, Mr. Dürheimer worked for Porsche AG, where he was a member of the Board of Management responsible for Research and Development. Prior to joining Porsche in 1999, Mr. Dürheimer worked 14 years with BMW, where he held various managerial roles.

Individual experience: Extensive automotive industry experience with some of the Company’s largest represented brands including Audi, Bentley, BMW, and Porsche, culminating in leadership experience as Chief Executive Officer of Bentley Motors; relationships with our key automotive industry partners, breadth of knowledge concerning issues facing our Company.

Michael R. Eisenson – Founding Partner, Charlesbank Capital Partners LLC

Age: 70 Joined Board: 1993 Committees: Executive
Mr. Eisenson has served as the Founding Partner of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc. since July 1, 2017. Previously, he was CEO of Charlesbank Capital Partners LLC, which he founded in 1998. Mr. Eisenson also serves as a director of Penske Corporation and an Advisory Board member of Penske Transportation Solutions, a private company, and is a director of a number of other private companies.

Individual experience: Familiarity with all of the Company’s key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success formerly serving as our Audit Committee Chair.

2

David Hoogendoorn – CPA–Former Senior Partner, Ernst and Young

Age: 59 Joined Board: 2025 Committees: Audit
Mr. Hoogendoorn was a partner at Ernst & Young (EY) from 2002 to 2025. During his 23-year career at EY, Mr. Hoogendoorn held several leadership roles in the firm including the regional automotive sector, geographic markets and as an office managing partner, each with strategy, operations, P&L and talent management responsibility while also serving as the lead audit partner on several multi-national publicly traded companies and family-owned businesses. Mr. Hoogendoorn also served as EY’s Cybersecurity and ESG assurance leader for the U.S. Central Region from March 2021 and 2022, respectively. Mr. Hoogendoorn also serves as an independent advisor and/or director of numerous private enterprises and non-profit organizations. Mr. Hoogendoorn’s 37-year career in public accounting included 14 years at Arthur Andersen where he was a partner from 1999 to 2002.

Individual experience: Mr. Hoogendoorn has extensive financial reporting, internal control, risk management and governance experience, having served large multi-national public companies as a senior audit partner in a Big Four public accounting firm and has significant experience in cybersecurity and in ESG matters.

Yosuke Kawakami – Executive Vice President, Strategic Relationship Management, Penske Automotive Group

Age: 55 Joined Board: 2025
Mr. Kawakami has served as our Executive Vice President – Strategic Relationship Management since November 1, 2025. He was previously Senior Vice President, Mitsui & Co. (USA), Inc., beginning in April 2025. He held numerous positions with Mitsui and its affiliates starting in April 1993. Mr. Kawakami served as Managing Director of Transystem Logistics International Ptv. Ltd, a transportation services and automotive logistics company, from December 2020 to March 2025. Mr. Kawakami served as General Manager of Mitsui’s Transportation Platform Business Department from July 2018 to December 2020, and from August 2015 to July 2018 he served as President and Chief Executive Officer of Veloce Logistica SA, a Brazilian road freight logistics company.

Individual Experience: Mr. Kawakami has global automotive industry experience; breadth of knowledge concerning logistics services and international opportunities; and affiliation with Mitsui, which is the Company’s second largest stockholder.

Robert H. Kurnick, Jr. – President, Penske Automotive Group

Age: 64 Joined Board: 2006 Committees: Executive
Mr. Kurnick has served as our President since April 2008. Since September 2017, Mr. Kurnick has served as Vice Chair of Penske Corporation, and from 2003 until then served as President of Penske Corporation. He has also been a director of Penske Corporation since 2003. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses.

Individual experience: Familiarity with all of the Company’s key operations; breadth of knowledge concerning issues affecting our Company; extensive automotive industry experience; experience as Vice Chair and former President of Penske Corporation.

3

Greg Penske – Vice Chair of the Board, Penske Automotive Group (PAG); Chair & CEO, Penske Motor Group, a division of PAG

Age: 63 Joined Board: 2020
Mr. Penske joined our Board in May 2020, has served as our Vice Chair of the Board since January 2023, and was previously our director from May 2014 to May 2017. Mr. Penske is the Chair and Chief Executive Officer of Penske Motor Group, now a division of Penske Automotive Group following its acquisition by the Company on November 19, 2025. Penske Motor Group includes automotive dealerships representing the Toyota and Lexus brands. Mr. Penske has served on the Board of Directors of Penske Corporation since 1999 and also currently serves as a board member and Vice Chair of Penske Entertainment and as a board member of the Petersen Automotive Museum. Mr. Penske is the son of our Chief Executive Officer, Roger Penske.

Individual Experience: Extensive automotive retail industry experience; relationships with key automotive partners; familiarity with all of the Company’s key operations; breadth of knowledge concerning issues affecting our Company.

Roger S. Penske – Chair of the Board and CEO, Penske Automotive Group

Age: 89 Joined Board: 1999 Committees: Executive
Since May 1999, Mr. Penske has served as our Chair and CEO. Mr. Penske has also been Chair of the Board and CEO of Penske Corporation since 1969 and Chair of the Board of Penske Truck Leasing Corporation since 1982.

Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company’s key operations; experience as an executive and a director of some of the world’s leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

Sandra E. Pierce – Corporate Board Executive, CEO Advisor and Community Strategist

Age: 67 Joined Board: 2012 Committees: Compensation, Corporate Governance
Ms. Pierce currently serves as a Corporate Board Executive, CEO Advisor and Community Strategist. From 2016 to December 2023, Ms. Pierce served as Huntington Bank’s Senior Executive Vice President, Private Bank and Regional Banking Director and Chair of Michigan. Ms. Pierce led the Private Bank, Insurance Agency, Auto, Marine and RV businesses corporate-wide as well as all state activities in Michigan. From February 1, 2013, until their August 2016 merger with Huntington, Ms. Pierce served as Vice Chairman of FirstMerit Corporation, and Chairman and CEO of FirstMerit Michigan. From 2005 until June 2012, Ms. Pierce served as the Chief Executive Officer and President of RBS Citizens, Michigan where she had responsibilities for commercial banking and all state bank activities in Michigan, Illinois and Ohio. From 1978 through 2004, Ms. Pierce served as Regional Executive of Midwest Retail Operations for JPMorgan Chase, with responsibilities for Michigan and Indiana, and she held a number of management positions in the retail, commercial lending, and private banking businesses at JPMorgan Chase and its predecessor companies, Bank One, First Chicago NBD Corp. and NBD Bancorp. Ms. Pierce is a director of American Axle and Manufacturing Holdings, Inc. and Board Chair of ITC Holdings Corp., a subsidiary of Fortis Inc., and has performed leadership duties with numerous civic organizations. Ms. Pierce also serves on the Michigan State University’s Board of Trustees.

Individual Experience: Extensive retail and commercial banking experience; accomplished within her field culminating in CEO experience; extensive experience on company boards and demonstrated commitment to civic works.

4

Ray Scott – President, CEO and Director, Lear Corporation

Age: 61 Joined Board: 2025 Committees: Compensation
Mr. Scott has been the President and Chief Executive Officer of Lear Corporation since March 2018. Previously, Mr. Scott served as Interim President, E-Systems from January 28, 2019 to September 3, 2019. Prior to that, he served as Executive Vice President and President, Seating, a position he had held since November 2011, and prior to that, as Senior Vice President and President, E-Systems, a position he had held since February 2008. Previously, he served in other positions at Lear, including Senior Vice President and President, North American Seat Systems Group since August 2006, Senior Vice President and President, North American Customer Group since June 2005, President, European Customer Focused Division since June 2004 and President, General Motors Division since November 2000. Mr. Scott earned a Bachelor of Science in Economics from the University of Michigan. He also earned a Master of Business Administration from Michigan State University’s Advanced Management Program.

Individual experience: Extensive experience as an executive and director of Lear Corporation, a leading automotive supplier; perspective gained from leadership role in the automotive industry; demonstrated success serving as Chief Executive Officer.

Greg C. Smith – Principal, Greg C. Smith LLC; Former Vice Chairman, Ford Motor Company

Age: 74 Joined Board: 2017 Committees: Audit (Chair)
Mr. Smith, retired Vice Chairman of Ford Motor Company, currently serves as Principal of Greg C. Smith, LLC, a private management consulting firm, a position he has held since 2007. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006. As Vice Chairman, Mr. Smith was responsible for Ford’s Corporate Strategy and Staff, including Human Resources and Labor Affairs, Information Technology, and Automotive Strategy. Currently, Mr. Smith serves as the Non-Executive Chairman of the Board of Directors of Lear Corporation.

Individual experience: Extensive experience as an executive and a director; experience and perspective gained from leadership role in automotive and finance; extensive public company audit committee experience.

H. Brian Thompson – Chairman and Chief Executive Officer, Universal Telecommunications, Inc.

Age: 86 Joined Board: 2002 Committees: Compensation (Chair), Corporate Governance; Executive Lead Independent Director
Mr. Thompson has served as a director since March 2002 and is the Chairman and Chief Executive Officer of his private equity investment and advisory firm, Universal Telecommunications, Inc. Mr. Thompson was Executive Chairman of GTT Communications, Inc., a leading global cloud network provider to multinational clients, from October 2006 to January 2022. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International and also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. Mr. Thompson received his MBA from Harvard’s Graduate School of Business and holds an undergraduate degree in chemical engineering from the University of Massachusetts.

Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in communications industry; demonstrated success serving as our lead independent director.

5

Proposal 2 – Ratification of the Selection of our
Independent Auditor
Our Audit Committee has selected Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively referred to as “Deloitte”) as our principal independent auditing firm for 2026. We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte as our independent auditor is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2026 audit.
Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the Annual Meeting with the opportunity to make a statement and to answer appropriate questions.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR 2026.

6

Proposal 3 – Advisory Vote on Named Executive Officer Compensation
We annually seek a non-binding advisory vote on our named executive officer compensation. Because your vote is advisory, it will not be binding upon the Compensation and Management Development Committee (which we also refer to as our Compensation Committee), however, the committee will take the outcome of the vote into account when making future executive compensation decisions. Last year, our stockholders approved the compensation of our named executive officers as described under “Compensation Discussion and Analysis” and “Executive Compensation” with over 98% of the votes cast by our stockholders voting in favor. As we evaluated our compensation programs and practices, we were mindful of this strong shareholder support in deciding to maintain the overall framework of our compensation program, and the majority of our compensation practices remain unchanged from last year.
Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long-term financial and operational objectives. In this regard, we note that:
•	Mr. Penske beneficially owns approximately 34.4 million shares of our common stock, which significantly aligns his interests with the stockholders’ interests
•	In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus
•
The named executive officers receive restricted stock grants with vesting provisions weighted towards the third and fourth years following the grant date and are subject to stock ownership requirements discussed below, which encourages long-term stock ownership

•	We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment
•	Our executive officers earn no additional retirement income under any supplemental executive retirement plan
•
Executive officers are subject to a compensation recovery or “clawback” policy which requires the repayment of unfairly awarded executive officer compensation in the event of a financial restatement, and we prohibit our directors, officers and employees from engaging in hedging with respect to our equity securities

•
We structure our compensation practices to be consistent with and support sound risk management. Our Compensation Committee reviews risk associated with our compensation policies and has determined such risk is not excessive

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE FOR THE FOLLOWING ADVISORY RESOLUTION:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S- K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

7

Our Corporate Governance

CURRENT DIRECTORS	BOD	Audit Committee	Compensation & Management Development Committee	Nominating & Corporate Governance Committee	Executive Committee

Lisa Davis	M	F		M
Wolfgang Dürheimer	M		M
Michael Eisenson	M				M
David Hoogendoorn	M	F
Yosuke Kawakami	M
Robert Kurnick, Jr.	M				M
Kimberly McWaters	M	F		C
Greg Penske	VC
Roger Penske	C				C
Sandra Pierce	M		M	M
Ray Scott	M		M
Greg Smith	M	C, F
H. Brian Thompson	M		C	M	M
No. of Meetings in 2025	7	8	5	2	0

C: Chair | VC: Vice Chair | M: Member |  F: Financial Expert
Board Committees.
Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees are available on our website, www.penskeautomotive.com, under the sub-heading “Governance” within the “Investors” section. The principal responsibilities of each committee are described below. Collectively, our directors attended over 98% of our board and committee meetings in 2025, and each director attended at least 93% of their respective meetings. All of our directors are encouraged to attend the Annual Meeting of stockholders and all directors serving at that time attended the Annual Meeting in 2025.
Committee Member Qualifications. Each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees are independent under New York Stock Exchange guidelines and our guidelines for director independence. The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” under New York Stock Exchange rules and applicable law, and each of the four are “audit committee financial experts,” as that term is defined in Securities and Exchange Commission rules.
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the:
•	financial statements, financial reporting and financial controls
•	internal audit functions
•	engagement and evaluation of the independent auditing firm
•
key credit risks, liquidity risks, risks relating to the use of artificial intelligence, market risks, cybersecurity risks and any significant cybersecurity incidents and the steps taken to assess, monitor and mitigate these risks or exposures

The Compensation and Management Development Committee assists the Board of Directors in discharging its responsibility relating to:
•	executive officers’ compensation
•	compensation and benefits of other employees
•	administration of our equity incentive plans
•	recommendations to the Board of Directors with respect to director compensation
•	human capital management oversight
•	management progression and succession plans

8

The Nominating and Corporate Governance Committee:
•	identifies prospective candidates for our Board of Directors
•	recommends director nominees for each Annual Meeting of stockholders and any interim vacancies the Board of Directors determines to fill
•	recommends to the Board of Directors codes of conduct and corporate governance guidelines
•	oversees the Board self-evaluation
•	oversees our compliance with certain legal and regulatory requirements
•	oversees our sustainability and Environmental, Social and Governance practices and reporting formats and standards
Executive Committee. Our Executive Committee’s primary function is to act upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws or other governance documents.
Board Structure and Lead Director. Roger Penske is the Chair of our Board of Directors and our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our Company due to Mr. Penske’s significant ownership position through Penske Corporation, his extensive industry experience, his relationships with our key suppliers and other partners and his experience as an executive and a director of some of the world’s leading companies. In light of the combination of these positions, one of our governance principles is to have an independent “Lead Director” when our Chair is not an independent director. Our Lead Director is responsible for:
•	coordinating and leading the activities of the outside directors
•	establishing the agenda for executive sessions of the outside directors
•	presiding at the executive sessions of the outside directors which generally occur as part of each Board meeting
•	facilitating communication between the outside directors as a group and our management team
Our Lead Director is H. Brian Thompson. You may communicate with the Lead Director by writing to us, c/o Corporate Secretary and General Counsel, 2555 Telegraph Road, Bloomfield Hills, MI 48302. All correspondence will be reviewed by our Corporate Secretary’s office, and all (other than frivolous correspondence) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary as well. These communications (other than frivolous correspondence) will also be forwarded to the Lead Director.
Director Independence. A majority of our Board of Directors is independent and each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance committees is independent. The Board of Directors has determined that Mss. Davis, McWaters and Pierce, and Messrs. Dürheimer, Hoogendoorn, Scott, Smith and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange and our guidelines for independent directors which can be found in our corporate governance guidelines on our website www.penskeautomotive.com under the sub-heading “Governance” within the “Investors” section, and as set forth below. As required by New York Stock Exchange rules, in making independence determinations with respect to directors, our Board of Directors has affirmatively determined that the independent directors have no material relationship with the Company which would interfere with the exercise of independent judgment in carrying out the responsibilities of such directors or otherwise fail to meet the individual independence tests specified by the NYSE Listed Company Manual Section 303A.02.
For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making the determination of independence, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considers the transactions, relationships and arrangements between the Company, and its affiliates such as Penske Corporation, Penske Racing, Penske Entertainment and Penske Transportation Solutions and affiliates of the director, including those described under “Related Party Transactions” and elsewhere in the proxy statement, in its independence determination. The Board also considers ownership of our or our affiliates’ securities by the directors and their affiliates, ownership by our management team of any securities of affiliates of directors, and sponsorships of Penske Racing or other Penske affiliated racing entities by any of our or our directors’ affiliates.

9

Under our guidelines, which are more stringent than the New York Stock Exchange guidelines, a director will not be independent if:
1.	The director is employed by us, or an immediate family member is one of our executive officers.*
2.
The director receives more than $60,000 of direct compensation from us, other than director fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).*

3.	The director is affiliated with or employed by our independent auditing firm, or an immediate family member is affiliated with or employed in a professional capacity by our independent auditing firm.
4.	An executive officer of ours serves on the Compensation Committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.
5.
The director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million.

6.
The director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

*
Subject to the rules of the New York Stock Exchange, employment as an Interim Chair, Interim CEO or other executive officer on an interim basis, and related compensation, shall not disqualify a director from being considered independent immediately following that employment.

Sustainability, ESG and Climate Reporting Oversight. Our Board of Directors has delegated oversight of our sustainability, ESG practices and reporting formats and standards to our Nominating and Corporate Governance Committee responsible for (i) recommending to the Board our overall strategy with respect to sustainability and ESG matters, (ii) overseeing our policies, practices, and performance with respect to sustainability and ESG matters, and (iii) overseeing our reporting formats and standards with respect to sustainability and other ESG matters; provided that certain aspects of our ESG practices are managed by other committees of the Board. For example, our Compensation and Management Development Committee is responsible for oversight of social risks and social initiatives, such as our efforts to promote equity, reduce employee turnover and incentivize certain performance consistent with our ESG practices and goals. Our Nominating and Corporate Governance Committee reviews our sustainability and other ESG disclosures and discusses with management, at least annually, our ESG initiatives, which include our environmental risks, environmental sustainability efforts and charitable contributions. Management is responsible for the implementation and execution of our ESG practices and reporting.
Risk Oversight and Management. We have designed and implemented processes to manage risk in our operations. The role of the Board of Directors in risk management is primarily one of oversight. Management is responsible for the implementation and execution of our risk management initiatives. Our Board of Directors executes its oversight role directly and also through its various committees as set forth below.
At least quarterly, our senior leadership team prepares a comprehensive summary of certain key risks facing the Company (the “Risk Report”). The Risk Report includes feedback from multiple constituencies within the Company. Identified risks are each assigned to members of senior management or designated management committees who are tasked with monitoring such risks and, where appropriate, implementing risk mitigation efforts. The Risk Report also clarifies Board oversight of each risk and is shared and discussed at least quarterly with the Audit Committee and periodically with the full Board, with certain specified risks and mitigation efforts reported to the Board or designated standing committees on a more frequent basis, as appropriate.
Full Board of Directors
•	reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers, with includes risks and opportunities associated with sustainability
•	receives reports on all significant committee activities at each regular meeting
•	reviews the risks inherent in any significant Company transactions
Cybersecurity. As part of its review of the Company’s operational risks, the Board of Directors reviews cybersecurity risks facing our Company, including the potential for breach of our key information technology systems and the potential for a breach of our systems and processes relating to the protection of customer and employee confidential information. In 2025,

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we experienced several industry-specific information security incidents, which were not material to the Company. Our Chief Information Officer meets periodically with our Board and typically quarterly with our Audit Committee to review key cybersecurity and other information technology risks as well as any significant cybersecurity incidents.
Audit Committee
•	together with the full Board of Directors, reviews management’s assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks
•
monitors certain key risks at its regularly scheduled meetings, such as credit risks, liquidity risks, risks relating to the use of artificial intelligence, market risks, regulatory risks, litigation risks, related party transaction risk and cybersecurity risks

Nominating and Corporate Governance Committee
•	oversees compliance with legal and regulatory requirements
•	reviews risks relating to our governance structure
Compensation and Management Development Committee
•	reviews risk inherent in our compensation policies
•	reviews social risks
•	reviews the Company’s succession planning
Director Advisor Program. The Board has adopted a policy in its Corporate Governance Guidelines for the designation of certain former directors as “Director Advisors” which allows us to retain the benefits of continuing guidance from our long-tenured directors. This program is designed to encourage director refreshment while retaining access to former long-tenured directors’ valuable experience and institutional knowledge. Director Advisors are expected typically to be invited to attend two Board meetings per year and be available for continuing consultation. A Director Advisor is not entitled to attend any Board meeting, may not vote on any business coming before the Board nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. A Director Advisor is not a member of the Board or a “director” as that term is used in our bylaws, this proxy statement, our filings with Securities and Exchange Commission or otherwise.
Director Advisors are entitled to cash compensation of $60,000 per year payable in cash or Company stock at the director’s election, a charitable match opportunity and use of a Company vehicle or a $20,000 stipend, as well as reimbursement of Company expenses and travel to our meetings. Mr. Steinhart, our former director, is currently serving as a Director Advisor for a one-year term.
Securities Trading Policies and Prohibition of Hedging or Short Selling. We have adopted securities trading policies and procedures applicable to all of our directors, officers, and employees. We also follow procedures for the repurchase of our securities. We believe our securities trading policy and these procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the applicable listing standards of the New York Stock Exchange. A copy of our securities trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Our securities trading policy restricts trading in our securities while in possession of material nonpublic information and also prohibits engaging in hedging, short sales and other trading techniques that offset any decrease in market value of our equity securities without the approval of our General Counsel, and no such approvals were granted in 2025. Our policy also provides for an approval procedure for corporate management and senior field management prior to any trading activity, requires advance approval of any securities trading plan under SEC Rule 10b5-1 or otherwise, and limits trading during designated “blackout” periods. Management personnel must request pre-approval for any trade and affirm they are not in possession of any material non-public information at that time. Approval for any individual trade will only be granted in an open trading window period and once approved, the recipient has three business days to effect a trade or must reinitiate the pre-approval procedure. Approval of any securities trading plan is also subject to these limits, as well as approval of our General Counsel who will confirm all legal requirements of such plan, including any applicable waiting periods, before implementation of such plan. No officers or directors implemented Rule 10b5-1 trading plans in 2025 or 2026 as of the date hereof.
Stock Ownership Guidelines/Pledging. Our stock ownership guidelines, discussed in the CD&A below, require threshold levels of our stock to be held by executive officers, other senior officers and directors. These guidelines exclude any shares that are pledged by our directors and officers.

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Controlled Company. Under the New York Stock Exchange rules, if a company is “controlled” it need not have a majority of independent directors or solely independent compensation or nominating committees. Penske Corporation beneficially owns 52.0% of our outstanding common stock, however it has agreed to vote certain shares in the same proportion as all votes cast by stockholders other than affiliated entities (see below “Related Party Transactions” – “Voting Agreement”). Regardless of the Voting Agreement, we are a “controlled company” because more than 50% of the voting power for the election of directors is held by Penske Corporation through its voting agreement with Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies.
Director Candidates. When considering new candidates for our Board of Directors, the Nominating and Corporate Governance Committee uses the network of contacts of the Board of Directors to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and considers the candidate’s diverse perspectives in relation to the then existing Board as a result of background, experiences, company affiliations, and professional expertise with respect to the various facets of our business operations or other factors. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to procedures outlined below. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.
Director candidate written submissions are to include:
•	sufficient biographical information concerning the recommended individual, including age, employment history with employer names and description of the employer’s business
•	whether such individual can read and understand financial statements
•	current and previous board memberships and other affiliations of the nominee
•	the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director, in light of our business and structure
•	that the individual meets applicable independence standards under NYSE rules, SEC regulations and our Corporate Governance Guidelines
•	consent of the individual to stand for election and serve if elected by the stockholders
•	any relationships between the person recommended and the person submitting the recommendation
•
any relationships between the candidate and any automotive or truck retailer, manufacturer or supplier, as well as any other transportation business or any business that could be deemed to compete with the Company

•	proof of ownership by the person submitting the recommendation of at least 500 shares of our common stock for at least one year
Location of Corporate Governance Documents. Our corporate governance guidelines and the other documents referenced in this section are posted on our website, www.penskeautomotive.com, under the sub-heading “Governance” within the “Investors” section. We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors, which is available on our website. We intend to disclose waivers, if any, for our executive officers or directors from the code, and changes to the code, on our website.
Compensation Committee Interlocks and Insider Participation. During the last fiscal year, there were no Compensation Committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last fiscal year, no member of the Compensation and Management Development Committee was a current or former officer or employee.
Stockholder Director Nominations and Proposals for 2027. We must receive any proposals submitted pursuant to Rule 14(a)- 8 of the SEC proxy rules intended to be presented to stockholders at our 2027 Annual Meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 for inclusion in the proxy statement by November 20, 2026. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Any stockholder who wishes to make a director nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our bylaws, including delivering proper notice to us not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s Annual Meeting, which means not earlier than December 15, 2026, nor later than January 14, 2027. In addition to satisfying the foregoing requirements and other procedures set forth under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 to comply with the universal proxy rules.

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Corporate Responsibility
As a leading international, diversified transportation services company, we recognize it is our responsibility to ensure that we contribute to a healthy environment, economic opportunity, and social equity in the communities where we operate around the world. We recognize we are accountable to key stakeholders and the communities in which we do business. We are committed to responsible business practices, continuous improvement of our operations and strengthening relationships with our stakeholders. We focus our efforts where we can have the most positive impact on our business and society and are driven by our core values that ensures we enrich our communities, minimize our environmental impact, protect the health and safety of our team members and customers, and provide a diverse and inclusive workplace – all while creating value for our stakeholders. The most important investments we make are in our people. Everything we aspire to be as a company builds on our ability to come together as one team. We provide our team members a supportive work environment that empowers them to do meaningful work while fulfilling their passions and balancing work goals with life goals.
We are pleased to have published our Sustainability and Performance Report which highlights the Company’s strategies, activities, progress, metrics, and performance, which is available on our website under the tab “Corporate Responsibility.” The report is responsive to International Financial Reporting Standards Sustainability Disclosure Standards as issued by the International Sustainability Standards Board (IFRS S2) which are successors to the previous Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”) frameworks. We encourage you to review this Sustainability and Performance Report, which includes detail in regard to certain of our efforts in respect of community participation, human capital management and environmental sustainability. As a company with global operations, we intend to report our sustainability and corporate responsibility efforts in accordance with local country and state reporting requirements, as applicable.

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Audit Committee Report
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under “Our Corporate Governance.” The Audit Committee has the sole authority to retain and terminate our independent auditing firm, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.
The Audit Committee took a number of steps in making this recommendation for our 2025 annual report. The Audit Committee discussed with our independent auditing firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the auditing firm’s independence and received the letters and written disclosures from the independent auditing firm required by the PCAOB. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firm in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the SEC.
Based on the foregoing, and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2025 annual report on Form 10- K as filed with the SEC on February 27, 2026.
The Audit Committee of the Board of Directors
Greg Smith (Chair)	David Hoogendoorn
Lisa Davis	Kimberly McWaters

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Independent Auditing Firm Fees
Deloitte & Touche LLP is our principal independent registered public accounting firm. We paid Deloitte & Touche LLP the fees described below in 2025 and 2024, all of which services were approved by our Audit Committee:
Audit Services:
•	audits of our consolidated financial statements
•	audits of management’s assessment of internal control over financial reporting
•	reviews of quarterly financial statements
•	other services normally provided in connection with statutory or regulatory engagements
Audit Related Services:
•	services in connection with registration statements filed with the Securities and Exchange Commission
•	acquisition due diligence
•	audits of benefit plans
•	consents and comfort letters
•	accounting research and consultation
Tax Fees:
•	services rendered by the independent auditing firms in connection with tax compliance, planning and advice, including in connection with acquisitions

	2025	2024
Audit Fees	$5,016,971	$4,762,934
Audit Related Fees	95,126	73,164
Tax Fees
Tax Compliance	55,115	48,290
Other Tax Fees	32,642	32,755
All Other Fees	—	—
Total Fees	$5,199,854	$4,917,143

The Audit Committee has considered the nature of the above-listed services provided by Deloitte and determined that they are compatible with their provision of independent audit services under relevant guidance. The Audit Committee has discussed these services with Deloitte and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the auditor independence requirements of the Public Company Accounting Oversight Board, and the laws and regulations administered by the Securities and Exchange Commission.
Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services provided by Deloitte. The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by Deloitte and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount. Pre-approval of audit and non-audit services and fees may be given at any time up to a year before commencement of the specified service. The Chair of the Audit Committee may independently approve fees and services as long as they are reviewed and ratified by the Audit Committee at its next regularly scheduled meeting. All of the services and related fees set forth above were approved by the Audit Committee in accordance with this policy.

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Executive Officers
Our named executive officers, whose compensation we describe below, are Messrs. Denker, Kurnick, Penske and Spradlin and Ms. Hulgrave. Each of our named executive officers was elected by the Board of Directors and will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Biographies of Messrs. Kurnick and Penske are set forth above. Biographies of our other named executive officers are provided below:
Bud Denker, 67, has served as our Executive Vice President – Human Resources since July 2015. He also serves as President of Penske Corporation which he joined in 2005 and as Executive Vice President of Penske Racing. Mr. Denker served as our Executive Vice President – Marketing from July 2005 to June 2015. Prior to joining us, Mr. Denker served as Vice President, Brand and Market Development for Eastman Kodak Company from 2001-2005.
Shelley Hulgrave, 47, has served as our Executive Vice President and Chief Financial Officer since June 2021 and prior to that served as our Senior Vice President from February 2020 to June 2021. Previously, she was our Vice President and Corporate Controller from June 2015. She has also served as our Corporate Accounting Manager from October 2006 to June 2015 coordinating our accounting teams in the U.S. and internationally. Prior to joining us, Ms. Hulgrave held various positions for DaimlerChrysler Financial and Ernst & Young.
Shane Spradlin, 56, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 to 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.

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Compensation Committee Report
The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation & Management Development Committee of the Board of Directors
H. Brian Thompson (Chair) Wolfgang Dürheimer	Sandra Pierce Ray Scott

Compensation Discussion and Analysis
Compensation Philosophy. Other than with respect to Messrs. Kurnick and Penske, the majority of our executive and employee compensation is payable in cash in the short-term and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The Compensation Committee also recognizes that stock prices may reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward automotive retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for senior employees, including each of our named executive officers (“NEOs”). Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long-term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Long-Term Incentive Plans.”
Outside Advisors and Consultants. Our Compensation Committee has full access to any of our employees and has the authority to hire outside consultants and advisors at its discretion, though it did not do so in 2025. All NEO compensation determinations are made by the committee, using its independent judgment and analysis.
Role of Executive Officers. The Compensation Committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President – Human Resources and Chief Executive Officer, each of whom attends part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to Company personnel and developments. Our executives do not participate in determining their own compensation.
Addressing Risk. Our Compensation Committee recognizes that any incentive-based compensation arrangement induces an inherent element of risk taking by senior management. We incentivize management through annual discretionary bonuses, restricted stock grants and, in some cases, performance-based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that any inherent risk is mitigated by the following factors:
•	Our compensation recovery policy noted below
•	Our committee’s discretion to reduce any performance-based award
•	70% of the equity compensation we issue vests in the third and fourth years following the grant date
•	Rigorous internal and external audits of our consolidated results
•	Our commitment to full compliance with our code of conduct
•	Thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline
The responsibilities of the Compensation Committee and committee member independence are described under “Our Corporate Governance” beginning on page 8.
Compensation Recovery (“Clawback”) Policy. We have a policy regarding the recovery of unfairly awarded compensation which requires certain of our officers, including the NEOs, to repay certain incentive compensation in the event of a restatement of our financial results as required by NYSE rules. This policy includes recoupment of all incentive based compensation, which for our NEOs presently includes only the Company’s restricted stock grants which are awarded based on the achievement of performance goals, as described below.

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Equity Award Approval Policy. We have an equity award approval policy which requires that all equity awards be approved by the committee and that the grant date of all awards, except those discussed below, shall be the date of the approval by the committee. As part of that policy, the Compensation Committee delegated to our Chief Executive Officer the authority to grant or accelerate the vesting of awards with respect to 50,000 shares of our common stock per year, other than awards to executive officers, provided the grant or vesting of the awards are reported to the committee at its next meeting. Our Chief Executive Officer approved the grant or vesting of awards with respect to 14,504 shares under that authority in 2025, which awards were ratified by the committee.
Timing of Awards. The only form of equity compensation employed by the Company in recent years has been awards of restricted stock vesting over four years as discussed above. These grants are made at the first regular Board meeting of the year in February (which typically occurs after release of our annual earnings) with the restricted stock beginning to vest on June 1 of the following year and continuing to vest on June 1 for the subsequent three years. We believe that our practice of not issuing equity linked awards that depend on the value of our stock on the date of grant, such as stock options, along with the delayed vesting of awards over four years and our issuance of awards after the public announcement of our earnings, ameliorates the risks involved with issuing awards during a time when we potentially could have material nonpublic information. We also have not, and do not intend to, time the release of material nonpublic information to influence the value of equity awards or other elements of executive compensation.
Stock Ownership Guidelines. Our stock ownership guidelines are designed to align our management and Board members’ interests with our stockholders. The guidelines require that officers and directors own the following levels of common stock, expressed as a multiple of base salary.

Executive Officer Level	Multiple of Base Salary
CEO	8x
President	4x
Other Senior Executives	2x

Non-employee board members are required to own common stock equal to ten times our annual retainer (currently, $60,000 x 10 = $600,000). Directors and officers have five years from appointment to reach the minimum ownership level, though our policy allows extensions at the discretion of the Chair and Lead Director. These guidelines exclude any shares that are pledged by any of our directors and officers, and also include any shares of restricted stock held by the officer or director.
Determination of Compensation Amounts. The Compensation Committee determines all aspects of compensation for our NEOs. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.
The committee reviews salary adjustments to maintain external compensation competitiveness. We annually benchmark competitiveness of our total NEO compensation against a group of publicly traded automotive retailers which in 2025 consisted of Asbury Automotive Group, AutoNation, Group 1 Automotive, Lithia Motors and Sonic Automotive. While we benchmark our NEO compensation, we do not target a specific quartile of pay for our NEOs as compared to our peers.
In addition to the above-mentioned factors, the level of compensation that we pay to Messrs. Denker and Kurnick reflect that each devotes a percentage of his time to affiliated companies for which they receive additional compensation from Penske Corporation. Specifically, Mr. Kurnick serves as Penske Corporation’s Vice Chair and Mr. Denker serves as the President of Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive versus affiliated matters, recognizing that the amount varies from year to year, but it is generally expected that each will spend approximately 75% of his time on Penske Automotive matters. We were reimbursed approximately three percent of Mr. Spradlin’s base salary by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin’s base salary is shown in the table below.
Our Compensation Program. Our compensation program primarily consists of four elements:
•	Base salary
•	Annual discretionary cash bonus payments
•	Restricted stock awards
•	Employee health and welfare plan participation and other benefits, such as a vehicle allowance

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Base Salary. The salaries of our NEOs are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed above. The evaluation of the individual’s performance is based upon the committee’s perception of that individual’s performance, based in large part on input from our Chief Executive Officer with respect to each of the other NEOs, and the factors noted above under “Determination of Compensation Amounts.”
The committee also considers our Company-wide performance in the prior year and general economic factors when setting base salary levels for each of the NEOs. The items of corporate performance that are considered for our NEOs are the same as those with respect to the award detailed below under “Long-Term Incentive Plans.” Our Compensation Committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry. Beginning July 1, 2025, each of the following NEO salaries were increased to the following amounts, in each case, based on the Committee’s review of these factors: Shelley Hulgrave $770,000; Bud Denker $770,000; Shane Spradlin $770,000.
Annual Bonus Payments. Our senior management is eligible to receive annual discretionary cash bonus payments. Our Chief Executive Officer and President have not received any discretionary bonus payments, and instead receive only the restricted stock grants resulting from their achievement of performance goals, as described below under “Long-Term Incentive Plans.” We pay annual cash bonuses to our other NEOs to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:
•	Company-wide performance in the prior year
•	Evaluation of an individual’s performance in the prior year
•	Evaluation of the annual performance of an individual’s business unit in the prior year
The items of Company-wide performance that are considered for our NEOs are the same as those detailed below under “Long-Term Incentive Plans.” Our Compensation Committee uses these factors to evaluate Company performance, keeping in mind the impact of the overall performance of the business sectors in which we compete. The evaluation of the individual’s performance and the performance of the individual’s business unit is based on the committee’s perception of that performance, based in part on input from our Chief Executive Officer and the factors noted above under “Determination of Compensation Amounts.” The amount of annual bonus paid to Shelley Hulgrave, Bud Denker, and Shane Spradlin are set forth in the “Bonus” column of the 2025 Summary Compensation Table.
Restricted Stock Awards. Each member of senior management, including each of the NEOs, is eligible to receive a restricted stock award each year based on achievement of performance goals in the prior year because we believe these awards effectively align management’s goals with those of our other stockholders. Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per year, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe these awards provide a longer-term incentive for management because the majority of the award vests in the third and fourth year. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may accumulate over time. As we employ a four-year vesting period for our restricted stock granted to NEOs, the committee has determined not to mandate any further retention period for vested restricted stock. Our restricted stock awards mirror our other outstanding stock, providing dividend and voting rights prior to vesting.
In 2025, each of our NEOs received restricted stock awards resulting from achievement of 2024 long-term incentive plan awards. In total in 2025, the committee approved the grant of 165,897 equity incentive awards under our equity plans (representing approximately 0.3% of our current outstanding equity), including all of the awards to our NEOs. Awards were granted under our 2020 Equity Incentive Plan which originally provided up to five million shares for equity awards, of which 3,423,526 remain available for issuance as of March 14, 2026. As discussed in more detail below, in 2025 we also established the performance goals for the 2025 long-term incentive plan and, in February 2026, each of our NEOs received restricted stock awards resulting from achievement of the 2025 long-term incentive plan awards.
Other Compensation. We may also provide our NEOs, and certain other employees, with selected other benefits or perquisites in order to attract and retain them. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We also provide our U.S. employees with matching under our 401(k) plan.

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Our NEOs, as well as other eligible employees, may defer up to 50% of their base salary and up to 95% of their bonus compensation pursuant to the Penske Automotive Group, Inc. Amended and Restated Deferred Compensation Plan (the “DCP”). The DCP is an unfunded, non-qualified deferred compensation plan which provides the opportunity to accumulate additional savings for retirement on a tax deferred basis. The Company does not match funds deferred through this plan. Additional details regarding our DCP can be found below in the “Nonqualified Deferred Compensation” table.
Our NEOs and directors are also provided with an automobile allowance or the use of a Company vehicle. From time to time, we may provide other benefits to certain members of our senior management. We have valued these benefits in the “All Other Compensation” column of the “Summary Compensation” table below based on our cost. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can incent long-term performance and help retain our valuable employees.
No Employment Agreements or Pre-arranged Severance Compensation. None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation from our Company. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance-based compensation philosophy and provides us the flexibility to enter into post-employment arrangements based on circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individuals’ knowledge base and guidance. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payment; however, our restricted stock grants vest in the event of a change of control.
Long-Term Incentive Plans. In February 2025, our Compensation Committee established 2025 performance targets for a performance-based award for each of the NEOs. The earned payouts for these awards are set forth in the table below and were paid in shares of restricted stock in February 2026 as set forth below.
For each of the NEOs, the amount of restricted stock noted below granted in February 2026 and vesting over a four-year period was calculated by dividing the total performance award achieved (designated in the “Payments($)” column below) by our average closing stock price for each trading day in 2025 ($165.95). The amounts that Messrs. Kurnick and Penske are eligible to earn under the long-term incentive plan reflects that they do not receive cash bonuses. Their performance bonuses are paid only in shares of restricted stock as a result of the long-term incentive plans.

Name and Principal Position	Minimum ($)	Target ($)	Maximum ($)	Payment ($)	Payment (Shares)

Roger Penske, Chief Executive Officer	3,000,000	6,000,000	9,900,000	6,627,168	39,935

Robert Kurnick, Jr., President	750,000	1,500,000	2,475,000	1,656,792	9,984

Shelley Hulgrave, EVP & Chief Financial Officer	375,000	750,000	1,237,500	828,396	4,992

Bud Denker, EVP – Human Resources	375,000	750,000	1,237,500	828,396	4,992

Shane Spradlin, EVP and General Counsel	375,000	750,000	1,237,500	828,396	4,992

20

2025 Long-Term Incentive Award Amounts
The specific 2025 performance objectives for these officers listed above and results were as follows:

Objective		Result	% of Award	Achievement
•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $1,548 million yields 100% attainment, EBITDA below $1,162 million results in no attainment, and EBITDA of $1,618 million yields 200% attainment (1)(2)	$1,508	25%	22.5%
•	Comparative earnings per share of $13.87 (100% attainment), EPS over $14.56 (300% attainment), and EPS below $10.42 (No attainment) (1)	$13.94	15%	18.0%
•	U.S. customer satisfaction scores of 90% of our dealerships meet or exceed any applicable manufacturer’s requirements	Achieved	10%	10%
•	No material weaknesses in our internal controls	Achieved	10%	10%
•	Annual global turnover no more than 2% greater than prior year annual turnover	Achieved	10%	10%
•	U.S. auto retail net promoter score for employee opinion survey higher than peer NPS	Achieved	10%	10%
•	Annual healthcare costs incurred at or below budgeted levels	Achieved	10%	10%
•	Awarded on sole discretion of the Compensation and Management Development Committee	Awarded	20%	20%
			110%	110.5%

(1)	Performance between these amounts yields pro rata attainment.
(2)	A reconciliation of EBITDA and Adjusted EBITDA to Net Income is found below under “Pay Versus Performance Table.”
2026 Long-Term Incentive Award Amounts
In February 2026, the committee established similar performance-based awards for our NEOs in the amounts specified below, with the amount earned based on performance in 2026 to be paid in shares of restricted stock to be granted in 2027 calculated by dividing the resulting total award achieved by the average PAG closing stock price for each trading day in 2026.

Name and Principal Position	Minimum ($)	Target ($)	Maximum ($)

Roger Penske, Chief Executive Officer	3,000,000	6,000,000	9,900,000

Robert Kurnick, Jr., President	750,000	1,500,000	2,475,000

Shelley Hulgrave, EVP & CFO	375,000	750,000	1,237,500

Bud Denker, EVP – Human Resources	375,000	750,000	1,237,500

Shane Spradlin, EVP & General Counsel	375,000	750,000	1,237,500

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The performance objectives for these awards are as follows:

Objective		% of Award
•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $1,564 million yields 100% attainment, EBITDA below $1,174 million results in no attainment, and EBITDA of $1,634 million yields 200% attainment (1)	25%
•	Comparative earnings per share of $13.92 (100% attainment), EPS over $14.61 (300% attainment), and EPS below $10.45 (No attainment) (1)	15%
•	U.S. customer satisfaction scores of 90% of our dealerships meet or exceed any applicable manufacturer’s requirements	10%
•	No material weaknesses in our internal controls	10%
•	Annual global turnover no more than 2% greater than prior year annual turnover	10%
•	U.S. auto retail net promoter score for employee opinion survey higher than peer NPS	10%
•	Annual healthcare costs incurred at or below budgeted levels	10%
•	Awarded on sole discretion of the Compensation and Management Development Committee	20%
		110%

(1)	Performance between these amounts yields pro rata attainment. These metrics may be adjusted for certain one-time or extraordinary items

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Executive Compensation
The following table contains information concerning 2025 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, collectively referred to as the “named executive officers” or “NEOs”.” For a discussion of our methodology in valuing the items set forth under “All Other Compensation,” see “Compensation Discussion & Analysis – Other Compensation.”
2025 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)

Roger Penske Chief Executive Officer	2025	1,750,000	—	6,000,000	1,021,209 (2)	8,771,209
	2024	1,750,000	—	6,000,000	1,027,453	8,777,453
	2023	1,600,000	—	5,000,000	828,439	7,428,439

Robert Kurnick, Jr. President	2025	1,000,000	—	1,500,000	338,247 (3)	2,838,247
	2024	1,000,000	—	1,500,000	279,753	2,729,753
	2023	900,000	—	1,000,000	241,405	2,141,405

Shelley Hulgrave EVP & Chief Financial Officer	2025	770,000	475,000	750,000	155,864 (4)	2,150,864
	2024	720,000	525,000	750,000	136,346	2,131,346
	2023	600,000	340,000	500,000	104,060	1,544,060

Bud Denker EVP – Human Resources	2025	770,000	475,000	750,000	109,484 (5)	2,104,484
	2024	720,000	525,000	750,000	104,656	2,099,656
	2023	650,000	450,000	500,000	81,842	1,681,842

Shane Spradlin EVP, General Counsel & Secretary	2025	770,000	475,000	750,000	171,615 (6)	2,166,615
	2024	720,000	525,000	750,000	160,788	2,155,788
	2023	650,000	450,000	500,000	137,346	1,737,346

(1)
These amounts represent the grant date fair value of the long-term incentive awards which were settled by issuing shares of restricted stock in February of the subsequent year computed in accordance with FASB ASC Topic 718. Additional assumptions used in the calculation of the amounts in this column are included in footnote 13 to our audited financial statements for the year ended December 31, 2025 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2026. These amounts represent the target amount for the awards. The 2026 payouts for these performance-based awards are each set forth in the table below titled “2025 Long-Term Incentive Award Amounts,” which was ultimately paid in shares of restricted stock in February 2026 valued as set forth above.

(2)	Consists of $976,709 of dividends on unvested restricted stock awards and $44,500 in charitable donations pursuant to our director charitable matching program.
(3)	Consists of $37,670 for an automobile allowance, $100,000 in charitable donations pursuant to our director charitable matching program and $200,577 in dividends on unvested restricted stock awards.
(4)
Consists of $27,600 for an automobile allowance, matching funds under our U.S. 401(k) plan, Company-sponsored life insurance, Company-sponsored lunch program, $92,765 in dividends on unvested restricted stock awards, payments for a country club membership, familial travel, use of sporting event tickets and a tax allowance of $5,434.

(5)	Represents dividends on unvested restricted stock.
(6)
Represents an automobile allowance, Company-sponsored life insurance, matching funds under our U.S. 401(k) plan, Company-sponsored lunch program, payments for a country club membership, use of sporting event tickets, dividends on unvested restricted stock of $109,484, and a tax allowance of $6,987.

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2025 Long-Term Incentive Award Amounts

Name and Principal Position	Minimum ($)	Target ($)	Maximum ($)	Award ($)

Roger Penske Chief Executive Officer	3,000,000	6,000,000	9,900,000	6,627,168

Robert Kurnick, Jr. President	750,000	1,500,000	2,475,000	1,656,792

Shelley Hulgrave EVP and Chief Financial Officer	375,000	750,000	1,237,500	828,396

Bud Denker EVP – Human Resources	375,000	750,000	1,237,500	828,396

Shane Spradlin EVP, General Counsel & Secretary	375,000	750,000	1,237,500	828,396

Grants of Plan-Based Awards in 2025

		Estimated Future Payouts under Equity Incentive Plan Awards(1)			All other Awards: Number of Shares of Stock(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name and Principal Position	Grant Date	Minimum ($)	Target ($)	Maximum ($)

Roger Penske Chief Executive Officer	2/19/2025	3,000,000	6,000,000	9,900,000		6,000,000
	2/19/2025				34,361	5,826,938

Robert Kurnick, Jr. President	2/19/2025	750,000	1,500,000	2,475,000		1,500,000
	2/19/2025				8,590	1,456,692

Shelley Hulgrave EVP and Chief Financial Officer	2/19/2025	375,000	750,000	1,237,500		750,000
	2/19/2025				4,295	728,346

Bud Denker EVP – Human Resources	2/19/2025	375,000	750,000	1,237,500		750,000
	2/19/2025				4,295	728,346

Shane Spradlin EVP, General Counsel & Sec.	2/19/2025	375,000	750,000	1,237,500		750,000
	2/19/2025				4,295	728,346

(1)
These columns show the minimum, target and maximum award values for the awards granted under our 2025 Long-Term Incentive Plan described above under the heading “2025 Long-Term Incentive Award Amounts” which awards were paid out in shares of restricted stock in February 2026.

(2)
Reflects the restricted shares that were issued in February 2025 to settle the 2024 Long-Term Incentive Awards. These shares vest June 1 after the year of issuance and each subsequent June 1 over a period of four years.

(3)	Computed in accordance with ASC 718.

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Outstanding Equity Awards at 2025 Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)

Roger Penske (2) Chief Executive Officer	179,977	$28,488,559
Robert Kurnick, Jr. (3) President	39,064	6,183,441
Shelley Hulgrave (4) EVP & Chief Financial Officer	20,551	3,253,018
Bud Denker (5) EVP – Human Resources	21,144	3,346,884
Shane Spradlin (5) EVP, General Counsel & Secretary	21,144	3,346,884

(1)	Market value is based upon the closing price of our common stock on the last trading day of 2025, December 31, 2025 ($158.29).
(2)	These restricted shares vest as follows:
June 1, 2026 – 63,295	June 1, 2029 – 25,168
June 1, 2027 – 42,823	June 1, 2030 – 19,968
June 1, 2028 – 28,723

(3)	These restricted shares vest as follows:
June 1, 2026 – 12,732	June 1, 2029 – 6,292
June 1, 2027 – 8,661	June 1, 2030 – 4,992
June 1, 2028 – 6,387

(4)	These restricted shares vest as follows:
June 1, 2026 – 6,981	June 1, 2029 – 2,148
June 1, 2027 – 5,482	June 1, 2030 – 2,496
June 1, 2028 – 3,444

(5)	These restricted shares vest as follows:
June 1, 2026 – 7,574	June 1, 2029 – 2,148
June 1, 2027 – 5,482	June 1, 2030 – 2,496
June 1, 2028 – 3,444

Stock Vested During 2025

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Roger Penske Chief Executive Officer	101,327	$16,635,867
Robert Kurnick, Jr. President	20,138	3,306,257
Shelley Hulgrave EVP & Chief Financial Officer	4,907	805,631
Bud Denker EVP – Human Resources	10,410	1,709,114
Shane Spradlin EVP, General Counsel & Secretary	10,410	1,709,114

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Nonqualified Deferred Compensation for 2025
The Penske Automotive Group, Inc. Amended and Restated Deferred Compensation Plan (“DCP”) allows qualifying individuals, including our NEOs, to defer on a pre-tax basis up to 50% of their base salary and/or up to 95% of their annual bonus for a specified period of time, and/or until their retirement or separation from the Company. The deferred assets are held in a rabbi trust and are invested notionally on behalf of the participants. In the event of termination of employment, all balances would be paid in either a lump sum or up to ten annual installments, according to the participant’s prior election. We do not provide any matching contributions and we do not guarantee a minimum return on these amounts. We believe the DCP is an important tool for recruiting key employees and assists in employee retention. The table below reflects the contributions, earnings, withdrawals, distributions during 2025, and account balances as of December 31, 2025 for each NEO.

Name	Executive Contributions In Last FY(1)	Registrant Contributions In Last FY	Aggregate Earnings In Last FY(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(3)

Roger Penske Chief Executive Officer	—	—	—	—	—

Robert Kurnick, Jr. President	—	—	—	—	—

Shelley Hulgrave EVP & Chief Financial Officer	$149,462	—	$143,895	—	$1,039,732

Bud Denker EVP – Human Resources	$243,584	—	$216,389	—	$1,619,877

Shane Spradlin EVP, General Counsel & Secretary	$565,961	—	$439,371	—	$3,763,366

(1)	These amounts are reported within the “Salary” and “Bonus” columns of the Summary Compensation Table.
(2)	The amounts in this column were not reported as compensation in the Summary Compensation Table.
(3)
The following amounts represent the amounts reported in this column which were reported as compensation to the named executive officer in the Summary Compensation Table for previous years (excluding FY2025): Shelley Hulgrave – $483,115; Bud Denker – $917,950; Shane Spradlin – $2,284,953.

Pension Benefits. Our executive officers are not eligible to participate in any defined benefit compensation plans.
“Golden Parachutes” or Termination/Change in Control Payments. None of our current NEOs have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation, and no unvested restricted stock would vest automatically upon any termination of employment. With respect to a change in control, none of our current NEOs have been guaranteed any change of control payments, however, our restricted stock grants vest in the event of a change of control. See the table above captioned “Outstanding Equity Awards at 2025 Year-End” for the number of shares and values that would vest assuming a change of control occurred on December 31, 2025.

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Pay Versus Performance. The SEC requires us to present the following disclosures of our “pay versus performance”. These disclosures are intended to show the relationship of the compensation we paid to certain of our executives compared to our financial performance over the past five years. Below you will find: (1) a table with five years of information on compensation “actually paid” to the Principal Executive Officer (“PEO”), which is our CEO, and our other NEOs for the applicable years on average as a group, as well as Total Shareholder Return (“TSR”), net income and EBITDA as adjusted if applicable, as described below; (2) disclosures explaining the relationship between compensation “actually paid” and the performance measures disclosed in the Pay versus Performance Table; and (3) a tabular list of financial performance measures we use to link compensation “actually paid” to NEOs for the last fiscal year to our performance. Our Company produced earnings in the past five years which resulted in a substantial increase in our stock price in certain years. The SEC’s definition of compensation “actually paid” includes the increase in value of unvested restricted stock held by our NEOs which vests over four years with 70% of any award vesting in the third and fourth years. As a result, compensation “actually paid” pursuant to the SEC’s definition of that term has increased significantly in certain years in part as a result of appreciation in the value of the NEOs’ unvested restricted stock. Our NEOs may or may not receive the full economic benefit of the compensation showed as “actually paid” depending on our stock price at the time of vest of the restricted stock despite the characterization of such compensation being “actually paid” pursuant to SEC rules.
Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)	Value of Initial Fixed $100 Investment Based On:		Net Income	Adjusted EBITDA(3)
					Total Shareholder Return(2)	Peer Group Total Shareholder Return(2)	(In millions)
2025	$8,771,209	$10,018,025	$2,315,053	$2,443,108	$299.05	$192.77	$937.9	$1,507.8
2024	8,777,453	5,597,534	2,279,136	1,716,355	279.22	191.02	973.4	1,539.0
2023	7,428,439	21,781,594	1,776,163	3,614,328	286.54	165.79	1,114.2	1,752.1
2022	7,300,613	14,618,634	2,009,163	2,532,735	201.36	114.07	1,446.3	2,120.5
2021	6,981,685	26,778,167	1,982,924	3,479,767	184.36	131.25	1,255.7	1,864.9

(1)
By SEC rules, these amounts reflect the amount disclosed in our Summary Compensation Table (SCT) for the applicable year (a) minus the grant date fair value of equity compensation in the SCT, (b) plus year-end fair value of stock awards granted in the year that were outstanding and unvested as of the end of year, (c) plus the change as of year-end in fair value of prior year awards that were outstanding and unvested as of the end of year or, for awards vesting in that year, the change in fair value of those awards as of the vesting date. The other elements required to be disclosed pursuant to SEC rules in the definition of compensation “actually paid” are inapplicable to our NEO compensation. The calculations for (b) and (c) are as follows:

	Year	Share Price at 12/31	Shares Granted	Granted Shares Fair Value at 12/31	Other Shares Outstanding	Change in Fair Value	Shares Vested	Vested Shares Change in Fair Value	Total Stock Compensation Actually Paid
PEO	2025	$158.29	34,361	$5,439,003	105,681	$618,234	101,327	$1,189,579	$7,246,816
	2024	152.44	31,722	4,835,702	175,286	(1,414,558)	71,470	(601,063)	2,820,081
	2023	160.51	50,668	8,132,721	196,088	8,937,691	97,138	2,282,743	19,353,155
	2022	114.93	86,498	9,941,215	206,728	1,593,873	86,896	782,933	12,318,021
	2021	107.22	143,340	15,368,915	150,284	7,188,084	81,229	2,239,484	24,796,482
Other NEOs (Fair values represent averages)	2025	$158.29	5,369	$849,819	13,867	$81,122	11,466	$134,614	$1,065,555
	2024	152.44	3,965	604,425	21,368	(172,442)	8,295	(69,763)	362,220
	2023	160.51	7,485	1,201,377	22,179	1,010,907	10,676	250,880	2,463,165
	2022	114.93	9,291	1,067,843	23,563	181,673	9,287	86,552	1,336,068
	2021	107.22	15,094	1,638,777	16,366	782,786	10,220	281,760	2,468,307

The PEO whose compensation is represented in each year is Mr. Penske. Messrs. Denker, Kurnick and Spradlin and Mrs. Hulgrave are included in the NEO averages for each year and Mr. Carlson, our former CFO, was also included in 2021 only.
(2)
Total shareholder return measures the change in value of our common stock, adjusted to include dividends received by our shareholders over the period. Our peer group for purposes of the peer group total shareholder return disclosure is the same as the one identified in Item 5 of our annual report on Form 10-K and consists of the following companies, each of which principally conducts automotive retail operations: Asbury Automotive Group, Inc., AutoNation, Inc., Group 1 Automotive, Inc., Lithia Motors, Inc., and Sonic Automotive, Inc. (the “Peer Group”).

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(3)	The following table reconciles the non-GAAP measures EBITDA and Adjusted EBITDA to the closest applicable GAAP measure, net income

Non-GAAP Reconciliations
	Twelve Months Ended December 31,
(Amounts in Millions)	2025	2024	2023	2022	2021
Net Income	$937.9	$973.4	$1,114.2	$1,446.3	$1,255.7
Add: Depreciation	172.3	161.3	143.7	130.8	125.1
Other Interest Expense	91.6	87.8	92.6	70.4	69.1
Income Taxes	325.8	316.5	360.9	473.0	416.3
Income from Discontinued Operations, net of tax	0	0	0	0	(1.3)
EBITDA	1,527.6	1,539.0	1,711.4	2,120.5	1,864.9
Goodwill Impairment	0	0	40.7	0	0
Gain on Sale of Dealership	(52.3)	0	0	0	0
Impairments & Other Charges	32.5	0	0	0	0
Adjusted EBITDA	1,507.8	1,539.0	1,752.1	2,120.5	1,864.9

The following tables show the relationship between (1) compensation “actually paid” to our CEO and the other NEOs to (2) each of total shareholder return, net income and EBITDA as adjusted if applicable. Our net income and EBITDA have increased 65% and 57%, respectively over the five year period. Compensation “actually paid” has increased over that time as well, most significantly due to the increase in value of the NEOs’ restricted stock holdings in certain years, which vest over four years with 70% of any award vesting in the third and fourth years. Our stock price has increased from $59.39 on December 31, 2020 to $158.29 on December 31, 2025, representing an increase in shareholder value based on our December 31, 2025 outstanding shares of approximately $6.5 billion. As noted in the table above, our total shareholder return over the five years increased 199% as compared to a 93% increase by our Peer Group.

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We are required under SEC rules to also disclose the most important financial performance measures that link compensation “actually paid” to our NEOs (which amounts are shown in the table above using the SEC’s methodology) to Company performance. We believe those metrics are as follows:

Financial Performance Measures
Net Income
Adjusted EBITDA
Earnings Per Share
Stock Price Performance

We selected these measures because we believe our compensation “actually paid” is most influenced by two factors: (1) the amount of restricted stock granted to our NEOs annually under the long-term performance plans over the relevant period and (2) the change in our stock price over time (see footnote 1 to the Pay Verses Performance Table above). Our 2025 performance plans include metrics for EBITDA and EPS, which together could represent more than 40% of the total amount available under the plans. We believe the change in our stock price over time is correlated most closely to the financial performance measures EBITDA (as adjusted if applicable), EPS (as adjusted if applicable) and net income.

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CEO Pay Ratio. For 2025, the estimated median of the annual total compensation of our employees other than Mr. Penske, our Chief Executive Officer, was $59,583 and the annual total compensation of Mr. Penske described elsewhere in this proxy statement was $8,771,209. Based on this information, the ratio of the annual total compensation of Mr. Penske to the median of the annual total compensation of all employees was estimated to be 147 to 1. To identify the median of the annual total compensation of our worldwide employee population, as well as to calculate the annual total compensation of the “median employee” from this population, our methodology necessarily involved certain material assumptions, adjustments, and estimates as permitted by SEC rules and interpretations.
Pursuant to SEC rules, we are permitted to calculate our CEO pay ratio for the year ended December 31, 2025 using the same median employee that we identified in 2023 because we do not believe that there have been any changes to our employee population or employee compensation arrangements during 2025 that would have a significant impact on our pay ratio disclosure.
We identified our median employee in 2023 as of December 31, 2023, when our worldwide employee population consisted of approximately 28,279 individuals. In identifying the median employee, we excluded from our employee population all of the employees in the following jurisdictions as permitted by SEC rules and interpretations based on the small number of employees located in each: New Zealand (125), Japan (364) and Italy (731). To identify the median employee from our employee population, we compared the amount of U.S. gross taxable wages or equivalent foreign metric of our employees as reflected in our payroll records. Once we identified our median employee, we combined all the elements of such employee’s compensation for 2025 in accordance with the SEC’s requirements, resulting in the annual total compensation noted above. With respect to the annual total compensation of Mr. Penske, we used the total amount reported in the above Summary Compensation Table for 2025.

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Director Compensation
The Board of Directors receives a mix of cash and equity compensation with the option to receive certain compensation in the form of equity and to defer certain compensation until separation from service. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Generally, employees who also serve on the Board of Directors do not receive any additional compensation for their service as a director, other than they are permitted to participate in the charitable donation matching program described below.
Annual Fees and Stock Award. For 2025, each non-employee director received an annual fee of $60,000, except for Audit Committee members, who receive $65,000. The Lead Director received an additional $30,000, the Chairs of our Compensation and Management Development Committee and Nominating and Corporate Governance Committee each received an additional $15,000 and our Audit Committee Chair received $20,000. Greg Penske received an additional $45,833 in fees for serving as our Vice Chair of the Board for the portion of the year that he was not also an employee. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt. Our non-employee directors also received an annual grant of $250,000 of shares of stock or deferred stock (at their prior election) in December valued on the date of grant.
Option to Defer Receipt until Termination of Board Service. Our Non-Employee Director Compensation Plan allows our outside directors to defer their director compensation until termination of their service. Any amount deferred will be paid, at the director’s election, in either a lump sum or five annual installments upon their termination from the Board. Directors may defer their annual stock award into deferred stock units and may defer their cash compensation into a notional cash account or deferred stock units. Each deferred stock unit represents the right to receive payment of the value of one share of common stock, and ultimately will be paid in stock or cash after a director separates from service. These stock units do not have voting rights but do receive dividends in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All cash fees deferred into the notional cash account are credited with a rate of return based 50% on a S&P 500 index fund and 50% on a bond fund.
Charitable Donation Matching Program. All directors are eligible to participate in a charitable matching gift program. Under this program, we match up to $50,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. For 2025, we allowed our directors to utilize their 2026 charitable match in 2025 for a maximum total match of $100,000. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for matching contributions paid by us.
Other Amounts. As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a Company vehicle, including the cost of routine maintenance and repairs and Company-sponsored automobile insurance relating to that vehicle. For any director who declines the use of a Company-sponsored vehicle, we provide a $20,000 cash payment in lieu of the Company-sponsored vehicle, which the director may elect to receive in equity or may elect to defer it until separation from service, consistent with our policy for annual director fees described above. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.

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2025 Director Compensation Table
Our directors serving in 2025 who were also our employees (Messrs. Kawakami, Kurnick, Odagiri and Roger Penske and commencing on November 19, 2025, Mr. Greg Penske) received no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
John Barr (4)(5)	$28,333	—	$50,000	$78,333
Lisa Davis	$63,333	$250,000	$55,789	$369,122
Wolfgang Dürheimer (5)	$80,000	$250,000	—	$330,000
Michael Eisenson (5)	$80,000	$250,000	$100,000	$430,000
David Hoogendoorn (4)(5)	$55,833	$250,000	$100,000	$405,833
Kimberly McWaters	$80,000	$250,000	$94,241	$424,241
Greg Penske (6)	$119,117	$229,167	$50,000	$398,284
Sandra Pierce	$60,000	$250,000	$137,750	$447,750
Ray Scott (4)(5)	$53,333	$250,000	$100,000	$403,333
Greg Smith (5)	$105,000	$250,000	$100,000	$455,000
Ronald Steinhart (7)	$61,667	—	$90,436	$152,103
H. Brian Thompson	$105,000	$250,000	$102,400	$457,400

(1)	Mr. Thompson elected to receive 50% of his cash compensation in equity in 2025.
(2)
These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2020 Equity Incentive Plan and excludes the amount of any equity compensation received in lieu of cash noted in footnote one.

(3)	See the following table for a description of these amounts and other information.
(4)	Reflects payment for a partial year of service on the Board.
(5)	Includes $20,000 (or a pro-rated amount for partial year of service) in lieu of a Company sponsored vehicle.
(6)	Greg Penske received pro-rated compensation for eleven months as he became an employee of the Company on November 19, 2025 and was no longer a non-employee director.
(7)	Reflects payment for a partial year of service on the Board and Director Advisor fees.
Director Other Compensation

Name	Transportation Expenses(1)	Charitable Match	Total	Deferred Stock Units at 12/31/25
John Barr	— (2)	$50,000	$50,000	5,569
Lisa Davis	$30,789	$25,000	$55,789	25,113
Wolfgang Dürheimer	— (2)	—	—	23,425
Michael Eisenson	— (2)	$100,000	$100,000	—
David Hoogendoorn	— (2)	$100,000	$100,000	1,488
Kimberly McWaters	$44,241	$50,000	$94,241	60,087
Greg Penske	— (2)	$50,000	$50,000	—
Sandra Pierce	$37,750	$100,000	$137,750	11,814
Ray Scott	— (2)	$100,000	$100,000	1,488
Greg Smith	— (2)	$100,000	$100,000	21,340
Ronald Steinhart	$40,436	$50,000	$90,436	—
H. Brian Thompson	$2,400	$100,000	$102,400	—

(1)	Represents vehicle depreciation, insurance costs, maintenance costs, personal or spousal travel and, if applicable, disposal gains or costs on sale of vehicle.
(2)	This director elected to receive $20,000 (or a pro-rated amount for partial year of service) in lieu of a company vehicle.

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Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 20, 2026 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors and director nominees, (3) each of our named executive officers and (4) all of our current directors and executive officers as a group. “Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares, including shares of restricted but unvested stock. The percentage of ownership is based on 65,749,255 shares of our common stock outstanding on March 20, 2026. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

Name of Beneficial Owner	Economic Ownership(1)	Beneficial Ownership(2)	Percent

Principal Stockholders
Penske Corporation (3)	34,181,121	34,181,121	52.0%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui (4)	13,322,205	13,322,205	20.3%
2-1 Otemachi, 1-Chome, Chiyoda-ku, Tokyo, Japan 100-8631

Current Directors and Nominees
Lisa Davis (5)	28,353	3,017	*
Wolfgang Dürheimer	23,633	0	*
Michael Eisenson	74,591	74,591	*
David Hoogendoorn	1,501	0	*
Yosuke Kawakami	0	0	*
Robert Kurnick, Jr. (5)(6)	79,648	79,648	*
Kimberly McWaters	60,621	0	*
Greg Penske (5)	54,422	54,422	*
Roger Penske (7)	34,361,098	34,361,098	52.3%
Sandra Pierce (5)	35,996	24,077	*
Ray Scott	1,501	0	*
Greg Smith	23,018	1,488	*
H. Brian Thompson (5)	118,008	118,008	*

Officers Who Are Not Directors
Bud Denker (6)	33,665	33,665	*
Shelley Hulgrave (6)	21,814	21,814	*
Shane Spradlin (6)	38,144	38,144	*

All current directors and executive officers (16 persons)	34,956,013	34,809,972	52.9%

*	Less than 1%
(1)	Economic Ownership is defined as “Beneficial Ownership” (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.
(2)
Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person has the right to acquire such shares within 60 days or directly or indirectly has or shares the power to vote or dispose of such shares.

(3)
Penske Corporation is the beneficial owner of these shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Penske Corporation does not currently pledge any of its shares of our common stock, however it has agreed to pledge a substantial portion of its shares as collateral to secure a loan facility in the future if specified events occur under such agreement. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see footnote 4) under certain circumstances discussed under “Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 47,503,326 shares or 72.3%.

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(4)	Represents 2,664,042 shares held by Mitsui & Co., (U.S.A.), Inc. and 10,658,163 shares held by Mitsui & Co., Ltd.
(5)	The Director has shared voting power with respect to certain of these shares.
(6)
Includes for Mr. Kurnick, 39,064 shares of restricted stock, for Mr. Denker, 21,144 shares of restricted stock, for Ms. Hulgrave, 20,551 shares of restricted stock, and for Mr. Spradlin, 21,144 shares of restricted stock.

(7)
Includes the 34,181,121 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chair and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 3) under certain circumstances discussed under “Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 47,683,303 shares or 72.5%. These figures include 179,977 shares of restricted stock.

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Related Party Transactions
Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $120,000 must be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $5 million, all multiple-payment transactions valued below $25 million (such as a lease), and any transaction substantially similar to a prior year’s transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.
Stockholders Agreement. Entities affiliated with Roger S. Penske, our Chair of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chair of the Board and Chief Executive Officer of Penske Corporation (“PC”), and, through entities affiliated with PC, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (together, “Mitsui”), PC and Penske Automotive Holdings Corp. (collectively the “Penske companies”).
Pursuant to the stockholders agreement, which expires March 26, 2030, in connection with any shareholder election of directors of the Company, the Penske companies agreed to vote their shares for two directors who are representatives of Mitsui as long as Mitsui owns in excess of 20% of our outstanding common stock, and for one director as long as Mitsui owns in excess of 10% of our outstanding common stock. Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations.
We and Mitsui have agreed that Mitsui has a right to (1) an observer at all of our Board of Directors meetings so long as Mitsui owns at least 2.5% of our outstanding common stock, and (2) designate a senior executive so long as Mitsui owns at least 10% of our outstanding common stock.
Voting Agreement. On January 23, 2024, we entered into a voting agreement (the “Voting Agreement”) with PC pursuant to which PC agreed, on each matter brought to a vote at any annual or special meeting of our stockholders and in connection with any action proposed to be taken by consent of our stockholders in lieu of a meeting, to vote all shares of voting common stock, or other voting or equity securities of ours which could be issued (together with the voting common stock, the “Voting Securities”) beneficially owned by PC, that, together with the Voting Securities held by Roger S. Penske, and any entity that Roger S. Penske controls, exceed 43.57% of the outstanding Voting Securities (the “Excess Voting Securities”), in the same proportion as all votes cast by stockholders other than PC, Roger S. Penske or any entity that Roger S. Penske controls (except as otherwise required by the existing Stockholders Agreement described above). Any Voting Securities that are not Excess Voting Securities may be voted at the discretion of PC. The Voting Agreement will terminate per its terms at the time that PC ceases to beneficially own 30% or more of the Voting Securities then outstanding.
Registration Rights Agreements. Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.
Other Related Party Interests. Several of our directors and officers are affiliated with Penske Corporation or related entities. The Vice Chair of our Board of Directors, Greg Penske, is the son of our CEO, Roger S. Penske, and Greg Penske also serves as a director of Penske Corporation. Robert Kurnick, Jr., our President and a Director, is also the Vice Chair and a Director of Penske Corporation and an Advisory Board member of PTS. Mr. Denker, our Executive Vice President – Human Resources is the President of Penske Corporation. Mr. Eisenson, one of our directors, is a director of Penske Corporation and an Advisory Board member of PTS. In 2025, we were reimbursed approximately three percent of the base salary of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation affiliates. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at the Company.

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Penske Motor Group. On November 19, 2025, we purchased all of the membership interests of Penske Motor Group, LLC and thereby acquired four franchised automotive dealerships: Longo Toyota and Longo Lexus located in El Monte, California, Lexus Stevens Creek located in Stevens Creek, California, and Longo Toyota of Prosper located in Prosper, Texas (collectively, the “Dealerships”).
This transaction was completed via a Membership Interests Purchase Agreement (the “Purchase Agreement”) by and among (i) GWOOD 2 LLC (“GWood”), (ii) Penske Automotive Holdings Corp. (“PAHC”), (iii) Douglas Eroh (collectively with GWood and PAHC, “Seller Owners”), (iv) PMG 1 Holdings, LLC (“Seller,” and together with Seller Owners, the “Seller Group”), (v) Penske Motor Group, LLC (“PMG”), (vi) D. Longo, LLC (“D. Longo”), (vii) El Monte Automotive Group, LLC (“EMAG”), (viii) S J Automotive, LLC (“SJA”), (ix) LTP Automotive, LLC (“LTPA”, and, collectively with D. Longo, EMAG and SJA, the “Operating Companies”; PMG and the Operating Companies are collectively referred to as the “Group Companies”) and (x) PAG TL1, LLC, our wholly owned subsidiary (“Buyer”). Seller, the holding company of PMG and the four Dealerships, is owned 5% by Mr. Eroh, 25.65% by PAHC, a wholly owned subsidiary of Penske Corporation (as further discussed below), and 69.35% by GWood, which is owned by an affiliate of Greg Penske (the Vice Chair of our Board) and the son of Roger S. Penske. The aggregate purchase price was $519,446,253 (the “Purchase Price”), including $47,696,253 for the net worth (tangible assets and liabilities) of PMG as of the closing date as finally determined in accordance with the Purchase Agreement. The Company paid $363,619,353 of the Purchase Price in cash, including a customary post-closing adjustment, and $155,826,900 pursuant to a 4.5% senior subordinated promissory note (the “Note”) issued by Buyer to Seller. The Note is unsecured and was issued on November 19, 2025 and has a three-year term (subject to Buyer’s right to prepay the Note in whole or in part at any time at its option without premium or penalty) and customary events of default. We also guaranteed Buyer’s obligations under the Note and the Purchase Agreement.
The Purchase Agreement contains customary representations and warranties made by each member of the Seller Group and Buyer. Buyer and the Seller Group have also agreed to various covenants in the Purchase Agreement, including customary non-solicitation and noncompetition covenants by Seller Group. Buyer and the Seller Group have agreed to indemnify one another against certain specified losses, subject to customary exceptions and limitations.
Our Board’s approval of this transaction was subject to the recommendation of a special committee of independent members of the Board, which reviewed and negotiated the terms of this transaction, retained its own legal and financial advisors, McGuireWoods LLP and Houlihan Lokey Capital, Inc., and which possessed the authority to reject the transactions contemplated by the Purchase Agreement. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
The Group Companies own no real property and the Operating Companies each lease their premises and certain facilities under customary triple-net leases or subleases. Under certain of these leases (as further discussed below), GWood and certain affiliates of PAHC serve as the landlords or sublandlords of the Operating Companies. D. Longo leases its dealership premises from Penske Realty, Inc. (“Penske Realty”), a wholly owned subsidiary of Penske Corporation, pursuant to a lease expiring June 30, 2027, and D. Longo has three five-year options to extend the term of the lease. This lease requires a base rental payment of $245,000 per month (or $4,655,000 from December 1, 2025 through the remaining initial term). Upon the exercise of each renewal option, the monthly base rent will be adjusted based on any increase in the applicable consumer price index (the “CPI”) over a specified period, subject to a cap on any increase.
EMAG subleases its dealership premises from D. Longo, which in turn subleases the premises from Penske Realty, which ultimately leases the premises from an independent third party landlord, pursuant to a lease expiring June 30, 2027 (the “Prime Lease”). EMAG has three five-year options to extend the term of its sublease and correspondingly cause Penske Realty to extend the term of the Prime Lease. The third party landlord is owed a base rental payment of $246,786 per month (or $4,688,592 from December 1, 2025 through the remaining initial term). Upon the exercise of each renewal term of the Prime Lease and corresponding renewal of EMAG’s sublease, EMAG’s monthly base rental obligations will be adjusted based on any increase in the applicable CPI over a specified period, subject to a cap on any increase.
SJA leases its primary dealership premises from GWood pursuant to a lease expiring July 8, 2034, and SJA has two five-year options to extend the term of the lease. This lease requires a base rental payment of $174,088 per month, subject to an increase on July 1, 2029 based on any increase in the applicable CPI over a specified period, subject to a cap on any increase. Assuming no CPI increases, this lease would require base rental payments of approximately $17,971,000 from December 1, 2025 through the remaining initial term. Upon the exercise of the first renewal option only, the monthly rent shall be adjusted to the then fair market value of the land and improvements, subject to a specified cap, for the duration of both option periods.

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LTPA leases its dealership premises from GWood pursuant to a lease expiring October 31, 2037, and LTPA has two five-year options to extend the term of the lease. This lease requires a base rental payment of $154,500 per month, subject to an increase on July 1, 2029 based on any increase in the applicable CPI over a specified period, subject to a cap on any increase. Assuming no CPI increases, this lease would require base rental payments of approximately $22,093,500 from December 1, 2025 through the remaining initial term. Upon the exercise of the first renewal option only, the monthly rent shall be adjusted to the then fair market value of the land and improvements, subject to a specified cap, for the duration of both option periods.
Penske Transportation Solutions. We hold a 28.9% ownership interest in Penske Truck Leasing Co., L.P (“PTL”). PTL is owned 41.1% by Penske Corporation, 28.9% by us, and 30.0% by Mitsui. Penske Transportation Solutions (“PTS”) is the universal brand name for PTL’s various business lines through which it is capable of meeting customers’ needs across the supply chain with a broad product offering that includes full-service truck leasing, truck rental and contract maintenance, along with logistics services such as dedicated contract carriage, distribution center management, freight management and dry van truckload carrier services.
The PTS partnership agreement, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interest. PTS has an eleven member Advisory Board. We have the right to appoint one Advisory Board member and the right to an observer for any Board committees. Mr. Kurnick, our President, serves as our representative. Lisa Davis, one of our directors, was also appointed to the Advisory Board. We have the right to pro rata quarterly distributions equal to at least 50% of PTS’s consolidated net income and have minority rights which require our and/or Mitsui’s consent for certain actions taken by PTS as specified in the partnership agreement.
We may transfer our directly owned interests with the unanimous consent of the other partners, or if we provide the remaining partners with a right of first offer to acquire our interests, except that we may transfer up to 9.02% of our interest to Penske Corporation without complying with the right of first offer to the remaining partner. We and Penske Corporation have previously agreed that (1) in the event of any transfer by Penske Corporation of their partnership interests to a third party, we will be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) Penske Corporation is entitled to a right of first refusal in the event of any transfer of our partnership interests, subject to the terms of the partnership agreement. Additionally, PTS has agreed to indemnify the general partner for any actions in connection with managing PTS, except those taken in bad faith or in violation of the partnership agreement. The partnership agreement allows each of the members to give notice to require PTS to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice.
In 2025, we received $98.7 million from PTS in pro rata cash distributions. Our Chair and Chief Executive Officer also serves as Chair of PTS, for which he is compensated by PTS. As a limited partner, we do not influence or control the amount of that compensation. In 2025, our business unit operating retail commercial truck dealerships, Premier Truck Group (“PTG”), assisted in providing customer financing arrangements at several PTS used truck sales centers in the United States and Canada generating $3.7 million in net commissions to PTS in 2025. We closed one of our U.S. CarShop locations and in August 2024, we assigned the real property lease with a monthly rent of $62,500 from a third party landlord through April 2036 for that location to PTS. We also leased PTS the fixed assets relating to that site for a period co-terminus with the underlying lease for $52,500 per month, which lease also provided PTS with a purchase right of those assets at their election, which election was exercised in September 2025 for $16.0 million. We received $472,000 from PTS under that lease in 2025.
Our Australian subsidiary, Penske Transportation Group International, owns an approximately 28% interest in a joint venture with a PTS subsidiary to lease trucks in Australia and New Zealand. The joint venture combines our sales expertise in Australia with PTS’s truck leasing experience. We continue to be party to a stockholder’s agreement relating to this investment that provides us with specified distribution and governance rights and restricts our ability to transfer our interests.
Other Transactions. From time to time, we pay to and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Jet, a division of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost, or an amount mutually agreed upon by both parties. Aggregate expenses relating to such transactions amounted to $6.8 million incurred by us in 2025.

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We are party to a license agreement with an affiliate of Penske Corporation for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding common stock and we adhere to the other terms of the license agreement.
From time to time, we enter into arrangements with PTS and/or other Penske Corporation affiliates and third-party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale.
Our officers, directors and their affiliates periodically purchase, lease or sell vehicles and parts from us or PTS at fair market value. This includes purchases and sales of trucks, logistics and other services and parts as between our subsidiaries and those of PTS (principally consisting of purchases of $36.0 million of trucks and parts by PTS from our PTG subsidiaries, and purchases of $1.3 million of used trucks and towing services by PTG from PTS).
In 2025, we sponsored the Porsche Penske Motorsport Program, a collaboration between Dr. Ing. h.c. F. Porsche Aktiengesellschaft (“Porsche”) and Penske Racing, at a cost of $4.0 million, which provided us the benefits of being a sponsor of Porsche Penske Motorsport, including certain marketing, branding and promotional rights. Additionally, we were provided various hospitality services and opportunities to share motorsport experiences with our customers, including through Porsche driving experiences and access to Porsche’s global customer experience centers, among other benefits. In 2025, we purchased $750,940 in racing event packages and tickets from Penske Racing and its affiliates for use by our employees and customers.
We and Penske Corporation share a joint corporate office which we own. We are party to a ten-year lease expiring October 31, 2031 with Penske Corporation for the office space it uses in the corporate building based on a triple net per square foot basis which is subject to change from year to year, which also includes one five-year option. In 2025, Penske Corporation paid us $870,444 pursuant to that lease. In June 2008, RP Automotive, an affiliate of Roger Penske, Jr., the son of our Chair and CEO, purchased two of our subsidiaries operating six franchises in California. In connection with these transactions, the former subsidiaries continue to lease certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $3.5 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $0.3 million over the remaining period).
On May 14, 2025, we entered into an amended and restated Services Agreement with Mitsui under which Mitsui employee Yosuke Kawakami, one of our directors, assisted us in strategic development of business opportunities and relationships in transportation related industries and the evaluation of new technologies in the automotive and trucking sectors. We paid a quarterly fee of $87,500 for these services to Mitsui. On October 1, 2025, we terminated the statement of work under which Mr. Kawakami provided those services as he became our employee. Mr. Kawakami receives no additional compensation relating to his board membership from us though he received $44,309 in salary for the period from October 1, 2025 to December 31, 2025, $15,129 representing a company vehicle, company sponsored lunch program, and a tax allowance of $5,584. Our previous Director, Kota Odagiri, who departed our Board in May 2025 and provided the same services under the same arrangement with Mitsui described above, received $12,072 representing a company vehicle, company sponsored lunch program, and a tax allowance of $4,297 in 2025. To the extent Mr. Kawakami’s salary exceeds or is less than an amount set annually by Mitsui, he makes or receives payments to/from Mitsui intended to mitigate the effect of exchange rate changes. Greg Penske, who became an employee of ours on November 19, 2025, received $193,680 in 2025 compensation, excluding the board fees noted above.
In February 2025, our Australia subsidiary and Mitsui E&P Australia Holdings Pty Ltd (a wholly-owned subsidiary of Mitsui & Co Ltd.) signed a two-year Master Goods & Services Agreement whereby we provide power systems maintenance services, and we recorded revenue of $57,702 under that agreement in 2025.

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Attending the Meeting
2026 Annual Meeting of Stockholders; 8:00 a.m. Eastern Daylight Time, May 13, 2026
Attending the Annual Meeting.
The Annual Meeting will be held virtually, and the Board of Directors and certain members of management will dial in to the webinar from remote locations. Our virtual meeting offers stockholders the option to ask questions real time at the meeting without the inconvenience and environmental impact of travel. Our Board also believes that holding the Annual Meeting of stockholders in a virtual format provides the opportunity for participation by a broader group of stockholders, while reducing the costs associated with planning, holding, and arranging logistics for in-person meeting proceedings. The Board intends that the virtual meeting format provide stockholders a level of transparency as close as possible to the traditional in-person meeting format at the meeting.
How to participate in the Annual Meeting Online.
1.	Visit www.virtualshareholdermeeting.com/PAG2026; and
2.
Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”), on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.

You may begin to log into the meeting platform beginning at 7:45 a.m. Eastern Daylight Time on May 13, 2026. The meeting will begin promptly at 8:00 a.m. Eastern Daylight Time.
How to view the Annual Meeting without a 16-digit control number.
Visit www.virtualshareholdermeeting.com/PAG2026 and register as a guest. You will not be able to vote your shares or ask questions during the meeting.
How do I get help?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Submitting Questions During Our Virtual Annual Meeting
Log into the online meeting platform at www.virtualshareholdermeeting.com/PAG2026, type your question into the “Ask a Question” field, and click “Submit”. Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
Other Information
Proxies are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.
We have adopted a procedure called “householding.” Under this procedure, we may deliver a single copy of the Notice and, if you requested printed versions by mail, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025, to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if you requested printed versions by mail, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025, to any shareholder that elects not to participate in householding.
We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10- K for the year ended December 31, 2025 and any of the other governance documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302- 0954 (248- 648- 2500).

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Questions about the Meeting
Q. Who can vote?
A. Our stockholders as of the close of business on the record date, March 20, 2026, can vote at the Annual Meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 20, 2026, there were 65,749,255 shares of our common stock outstanding. Company treasury shares, of which none were outstanding, would not be voted. As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.
Q. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A. As permitted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about March 20, 2026, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, which provides website and other information for the purpose of accessing our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of the printing and mailing of materials for the Annual Meeting.
Q. How can I get electronic access to the proxy materials?
A. The Notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet and how to instruct us to send proxy materials to you by email. Choosing to receive proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of the printing and mailing of materials for our Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.
Q. What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
A. Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Limited, you are the stockholder of record with respect to those shares and we sent the Notice directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.
Q. How do I vote my shares?
A. If you are a stockholder of record or a participant in the Company’s stock fund within our Company 401(k) plan, you may vote in any of the following ways. The availability of online voting may depend on the voting procedures of the organization that holds your shares.
By Internet. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.
By Telephone. In the U.S., you may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the Control Number included on the Notice and a copy of your proxy card. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

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By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided. Votes submitted by mail must be received at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 before May 12, 2026 at 11:59 pm ET.
At the Virtual Meeting. You may vote virtually at the Annual Meeting by following the procedures set forth above. Additionally, if you hold your shares in street name you must obtain a legal proxy from the organization that holds your shares of record in order to vote your shares in person at the Annual Meeting. Follow the instructions on the Notice to obtain this legal proxy.
For both stockholders of record and beneficial owners of shares held in street name (other than stockholders within our 401(k) plan), online and telephone voting is available through 11:59 p.m. ET on May 11, 2026. For shares held by the stock fund within the Company’s 401(k) plan, online and telephone voting is available through 11:59 p.m. ET on May 10, 2026.
Q. Can I change my mind after I vote?
A. You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date (or voting through the Internet or telephone again), (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy. If you are attending the meeting, you will have access to the Company appointed proxies to change your vote until the polls close.
Q. What if I return my proxy card but do not provide voting instructions?
A. Proxies that are signed and returned but do not contain instructions will be voted FOR each of the proposals.
Q. Will my shares be voted if I do not provide my proxy instruction form?
A. If you are a stockholder of record and do not provide a proxy, you must attend the meeting in order to vote your shares. If you are a beneficial holder of shares held in street name, your shares may be voted on “routine” matters as discussed below even if you do not provide voting instructions on your instruction form as discussed below.
Q. May stockholders ask questions at the meeting?
A. Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question.
Q. How many votes must be present to hold the meeting?
A. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card or vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 20, 2026 must be present in person or by proxy at the meeting (32,874,628 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
Q. What is the effect of withheld votes, abstentions and broker non-votes and how are they treated?
A. If you “withhold” with respect to one or more director nominees, your vote will have no effect on the election of such nominee(s), as the twelve nominees receiving the highest number of “For” votes will be elected as directors.
If you elect to “abstain” with respect to any proposal, the shares are considered present and entitled to vote with respect to such proposal and included for purposes of calculating the presence of a quorum at the Annual Meeting but will otherwise not effect the outcome of the proposal.
A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee in street name, and the bank, broker or other nominee does not receive voting instructions from the beneficial owner as to how to vote such shares. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters resulting in a broker non-vote. Under these rules, only the proposal to ratify our independent auditing firm is a “routine matter” being voted on by our stockholders this year. Broker non-votes will only be counted for Proposal 2.

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Q. How many votes are needed to approve the proposals?
A. Regarding the election of directors (Proposal 1), our directors are elected by a plurality of the votes cast and the twelve nominees receiving the highest number of “For” votes will be elected as directors. The other proposals will pass if each receives the affirmative vote of a majority of shares present and entitled to vote at the meeting.

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PENSKE Automotive

PENSKE AUTOMOTIVE GROUP, INC.
ATTN: GENERAL COUNSEL
2555 TELEGRAPH ROAD
BLOOMFIELD HILLS, MI 48302

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 11, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PAG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 11, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87008-P42883

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENSKE AUTOMOTIVE GROUP, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors:

	Nominee	For	Withhold
1a.	Lisa Davis	☐	☐
1b.	Wolfgang Dürheimer	☐	☐
1c.	Michael Eisenson	☐	☐
1d.	David Hoogendoorn	☐	☐
1e.	Yosuke Kawakami	☐	☐
1f.	Robert Kurnick, Jr.	☐	☐
1g.	Greg Penske	☐	☐
1h.	Roger Penske	☐	☐
1i.	Sandra Pierce	☐	☐
1j.	Ray Scott	☐	☐
1k.	Greg Smith	☐	☐
1l.	H. Brian Thompson	☐	☐

	Proposal	For	Against	Abstain
2.	Ratification of the selection of Deloitte & Touche LLP as the Company's independent auditing firm for the year ending December 31, 2026.	☐	☐	☐
3.	Approval, by non-binding vote, of named executive officer compensation.	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V87009-P42883

Proxy - Penske Automotive Group, Inc.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Robert Kurnick, Jr. and Shane Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 13, 2026 at 8:00 a.m., Eastern Daylight Time, at www.virtualshareholdermeeting.com/PAG2026, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR RATIFICATION OF OUR AUDITORS, FOR APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE